Citibank Credit Card Issuance Trust
Final Term Sheet dated September 6, 2007
$1,000,000,000 Floating Rate Class 2007-A7 Notes of August 2012
(Legal Maturity Date August 2014)

           The issuance trust proposes to issue and sell additional Class 2007-A7 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated February 5, 2007, as supplemented. The offered Class 2007-A7 Notes will form a part of the same subclass as, and are fungible with, the issuance trust’s outstanding $2,250,000,000 Floating Rate Class 2007-A7 Notes of August 2012 (legal maturity date August 2014) issued on August 27, 2007. The offered Class 2007-A7 Notes have the same International Security Identification Number (ISIN), Common Code and CUSIP Number as, and upon closing will trade interchangeably with, the currently outstanding Class 2007-A7 Notes. Upon completion of this offering, the aggregate outstanding principal amount of Class 2007-A7 Notes will be $3,250,000,000. The offered Class A Notes will have the same terms and underwriting arrangements as the Class 2007-A7 Notes described in the prospectus supplement dated August 20, 2007 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$1,000,000,000
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	One-month LIBOR plus 0.35% per annum (for the initial interest period the interest rate is 5.83158% per annum)
Expected Principal Payment Date:	August 20, 2012
Legal Maturity Date:	August 20, 2014
Expected Issuance Date:	September 12, 2007
Date Interest begins to accrue:	August 27, 2007
Interest Payment Dates:
20th day of each month, beginning September 2007; provided, however, that if an event of default or early redemption event occurs with respect to these Class A notes, or if these Class A notes are not paid in full on the expected principal payment date, the issuance trust will begin making principal and interest payments on the 20th day of every month

Price to Public:	$999,920,000 (or 99.992%), plus accrued interest from August 27, 2007 to the date of issuance
Underwriting Discount:	$2,250,000 (or 0.225%)
Proceeds to issuance trust:	$997,670,000 (or 99.767%), plus accrued interest from August 27, 2007 to the date of issuance
Underwriters and allocations:	Citi, $200,000,000 Banc of America Securities LLC, $200,000,000 Credit Suisse, $200,000,000 Merrill Lynch & Co., $200,000,000 RBS Greenwich Capital, $200,000,000
Underwriters' Concession:	0.175%
Reallowance Concession:	0.100%
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of these Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of these Class A notes
Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of these Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:	As of September 4, 2007, there were 71 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $64,965,994,918 consisting of:
	Class A notes	$57,640,994,918
	Class B notes	$ 2,750,000,000
	Class C notes	$ 4,575,000,000
As of September 4, 2007, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 5.50% per annum, consisting of:
	Class A notes	5.46% per annum
	Class B notes	5.53% per annum
	Class C notes	5.93% per annum

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The file number of the issuance trust's registration statement is 333-131355.  Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.